Exhibit 99.1

VPR Brands Announces Second Quarter and Year to Date 2019 Financial Results and Uplisting to the OTCQB Venture Market

FORT LAUDERDALE, Florida (August 14, 2019) - VPR Brands LP (OTCQB: VPRB), a market leader specializing in vaporizers and accessories for essential oils, cannabis concentrates and extracts (CBD), as well as electronic cigarettes containing nicotine, will begin quotation on the OTCQB Venture Market today.

VPR Brands also recently announced its second quarter and year to date 2019 financial results, posting increased revenues for both periods as compared to comparable periods in 2018. VPR Brands reported $1.58 million in revenues for the second quarter of 2019, representing an increase of 31% over the second quarter of 2018. The company saw a similar 31% increase for the six months ended June 30, 2019, as compared to the comparable period in 2018.

Kevin Frija, VPR Brands’ CEO commented, "The results of putting our newly raised capital to work in Q2 were increased sales and larger distributor and private label orders, which are key components to our growth strategy and will allow the company to continue to increase revenues and scale the business going forward. Although our gross profit margins decreased, once we reach larger volume we expect to be able to trim costs and regain some percentage points to maintain our target 40% margins.”

"In the second quarter of 2019, VPR Brands was able to invest in expanding product lines and on hand inventory to be able to acquire new distributors and better meet demand. Launching our new variable voltage twist battery played a big part in gaining entry level product market share in the below $25.00 MSRP range. " said Dan Hoff, COO of VPR Brands.

The OTCQB® Venture Market is for early-stage and developing U.S. and international companies. To be eligible, companies must be current in their reporting and undergo an annual verification and management certification process. As a verified market with efficient access to U.S. investors, OTCQB helps companies build shareholder value with a goal of enhancing liquidity and achieving fair valuation.

About VPR Brands LP

VPR Brands is a technology company whose assets include issued U.S. and Chinese patents for atomization-related products, including technology for medical marijuana vaporizers and electronic cigarette products and components. The Company is also engaged in product development for the vapor or vaping market, including e-liquids, vaporizers and electronic cigarettes (also known as e-cigarettes) which are devices which deliver nicotine and or cannabis and cannabidiol (CBD) through atomization or vaping, and without smoke and other chemical constituents typically found in traditional products. For more information about VPR Brands, please visit the Company on the web at www.VPRBrands.com.

Forward-Looking Statements
This news release contains statements that involve expectations, plans or intentions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:

VPR Brands LP

Kevin Frija CEO

(954) 715-7001

Info@VPRBrands.com

Corporate Communications:

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New York, New York

www.NetworkNewsWire.com

212.418.1217 Office

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